Exhibit 4.7

ARCELORMITTAL GROUP MANAGEMENT BOARD

Performance Share Unit PLAN

1.                  Purpose of the Plan.

This ArcelorMittal Group Management Board Performance Share Unit Plan is intended to promote the alignment of interests between the Company’s shareholders and the members of the Group Management Board by allowing such members to participate in the success of the Company.  The main objective of the Plan is to be an effective performance-enhancing scheme for Group Management Board members based on the achievement of ArcelorMittal’s strategy aimed at creating measurable long-term shareholder value.

In addition, this Plan is intended to create an incentive vehicle provided exclusively to the members of the Group Management Board, who will no longer receive awards granted pursuant to the ArcelorMittal Equity Incentive Plan approved at the annual general shareholders meeting held on May 10, 2011 (the “2011 Equity Incentive Plan”).

2.                  Definitions.

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a)                “Affiliate” means any entity in which the Company has an ownership interest of fifty percent (50%) or more or any entity so designated at the sole discretion of the Committee.

(b)                 “Award” means any Performance Share Unit granted pursuant to the terms of the Plan.

(c)                “Award Notice” means the notice issued by the Company to the Award recipient that sets out the terms and conditions of the Award, which notice may be in electronic or hard copy form, at the Company’s sole discretion.

(d)               “Board of Directors” means the board of directors of the Company.

(e)                “Change in Control,” as used in any instrument governing the terms of any Award, means the occurrence of any of the following:

(i)                 Change in the ownership of the Company. Any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than members of the Mittal family, trusts of which such members are settlors or beneficiaries, or any of the affiliates of the foregoing, acquires beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of Common Stock that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Common Stock.

(ii)               Change in the effective control of the Company. The date any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than members of the Mittal family, trusts of which such members are settlors or beneficiaries, or any of the affiliates of the foregoing, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of

Common Stock possessing 30 percent (30%) or more of the total voting power of the stock of the Company; or the date a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election by the shareholders of the Company.

(iii)             Change in the ownership of a substantial portion of the Company. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (within the meaning of Section 13(d)(3) of the Exchange Act), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(f)                “Committee” means the Appointments, Remuneration and Corporate Governance Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(g)               “Common Stock” means ordinary shares (actions ordinaires) in the share capital of the Company or any other form of equity shares the Company may issue from time to time.

(h)               “Company” or “ArcelorMittal” means ArcelorMittal, société anonyme, having its registered office at 19, avenue de la Liberté, L-2930 Luxembourg, Grand-Duchy of Luxembourg, registered with the Luxembourg trade and companies’ registry under number B82454, parent company of the ArcelorMittal group.

(i)                 “Effective Date” means May 8th, 2013, the date on which the Plan was approved by the Company’s shareholders’ at the annual general shareholders’ meeting.

(j)                 “Employment” means employment by a Participant with the Company or any of its Affiliates.  In the event of the sale or spin-off of an employing Affiliate such that the employer ceases to be an Affiliate of the Company, the Employment of a Participant shall be deemed to have terminated for purposes of this Plan unless otherwise expressly determined in the sole discretion of the Committee.  “Employee,” “Employed” and “Employ” shall have correlative meanings.

(k)               “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(l)                 “Group Management Board” means the Company’s most senior executives as designated by the Board of Directors.

(m)             “Participant” means a member of the Group Management Board who is eligible to participate in the Plan and to whom one or more Awards have been granted pursuant to the Plan and, following the death of any such person, his or her successors, heirs, executors, and administrators, as the case may be.

(n)               “Performance Share Unit” means the right to receive up to two shares of Common Stock upon the satisfaction of specified performance- and time-based vesting criteria issued to a Participant in accordance with Section 6 hereof.

(o)                 “Plan” means this ArcelorMittal Group Management Board Performance Share Unit Plan, as it may be amended from time to time.

(p)               “Retirement” means retirement at age 60 or more, unless otherwise specified by local law or Company policy applicable to a Participant, or as otherwise determined with the consent of the Committee.

(q)               “Securities Act” means the U.S. Securities Act of 1933, as amended.

3.                  Stock Subject to the Plan.

Subject to adjustment as provided in Section 7, the number of shares of Common Stock that may be issued or transferred pursuant to Awards granted under the Plan in respect of a specified period during the term of the Plan will not exceed the number of shares of Common Stock approved at the Company’s shareholders’ meetings from time to time. With respect to a particular period, such as a Plan year, the Company will set forth in an Annex to the Plan the number of shares of Common Stock approved for issuance in respect of such period.

4.                  Administration of the Plan.

(a)                The Committee

The Plan shall be administered by the Committee.

(b)               Grant of Awards

The Committee shall, consistent with the terms of the Plan and in its sole discretion, from time to time designate those members of the Group Management Board of the Company who shall be granted Awards and the amount, type, and other terms and conditions of such Awards. The Committee may prescribe agreements evidencing or setting the terms of any Awards, and amendments thereto, which documents and amendments need not be identical for each Participant.

Awards may, in the Committee’s sole discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Awards granted in addition to or in tandem with other Awards or awards granted under another plan of the Company may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards. However, Participants in this Plan are, from the date of entry of this Plan, specifically excluded from the scope of the awards granted after the Effective Date pursuant to the 2011 Equity Incentive Plan.

(c)                Delegation of Authority

All of the powers and responsibilities of the Committee under the Plan, other than the powers described in Subsection 4(b) above, may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee, consistent with the terms of the Plan, shall be deemed to be acts of the Committee hereunder.

In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, or to a third-party administrator, and such administrator(s) may have the authority to execute and distribute Award Notices or other documents evidencing or relating to Awards, to maintain records relating to Awards, to process or oversee the issuance of Common Stock under Awards, to interpret and administer the terms of Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards, provided that in no case shall any such administrator be authorized (i)

to grant Awards, or (ii) to take any action inconsistent with applicable law or the decisions with respect to the Plan adopted by the Company’s shareholders at any general meeting of shareholders. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator or subcommittee, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.  Notwithstanding the foregoing, the Committee shall retain sole discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award, as further described in Section 4(d) below.

(d)               Committee Discretion

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Notice) granted thereunder.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, adopt and amend from time to time such rules and regulations for the administration of the Plan, in the manner and to the extent the Committee may deem, in its sole and absolute discretion, necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment. Decisions of the Committee shall be final, binding, and conclusive on all parties.

On or after the date of grant of an Award, the Committee may in its sole discretion (i) in the event of a Change in Control, accelerate the date on which any such Award becomes vested or subject to settlement, (ii) permit the transfer of any such Award, (iii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Award may remain outstanding, or (iv) waive any conditions to the transferability or settlement, as the case may be, of any such Award.

(e)                Settlement of Awards

The Company shall settle Awards in shares of Common Stock, which shares shall be either newly issued shares of Common Stock or shares of Common Stock held in treasury by the Company, as determined in the sole discretion of the Committee.  The Award Notice shall inform Participants that they are subject to ArcelorMittal’s Insider Dealing Regulations and to the Luxembourg law on market abuse dated May 9th, 2006, each as they may be amended from time to time, which limit the periods during which trading or other operations on the shares of Common Stock may occur.  The Committee may defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of any deferred compensation plan established and maintained by the Company, to the extent such deferred compensation plan permits deferral of Awards granted hereunder, or otherwise as determined by the Committee from time to time.  The settlement of any Award may be accelerated in the Committee’s sole discretion or upon occurrence of one or more specified events.

The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.  The Award Notice shall inform the Participant that, by accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 4.

The Company shall have no obligation to issue or deliver evidence of title or make any book entry for shares of Common Stock under the Plan prior to (i) obtaining any approvals from governmental agencies or regulatory bodies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification of the shares of Common Stock or other required action under any applicable national or foreign law, ruling or regulation of any governmental body or stock exchange that the Company determines to be necessary or advisable.

The inability of the Company (after reasonable efforts) to obtain authority or clearance from any governmental agency or regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and/or sale of any Awards or shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue and/or sell such Awards or shares of Common Stock as to which such requisite authority shall not have been obtained.

(f)                Limitation on Liability

The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and employees shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or employee of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or employee of the Company acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and ArcelorMittal shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, employee, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.                  Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be the members of the Group Management Board. In lieu of making Awards directly to the eligible persons, the Committee may make Awards under the Plan through or to a trust or any other funding vehicle which in turn makes Awards to the eligible persons or which issues interests in Awards held by it to the eligible persons, in any case on such terms and conditions as may be determined by the Committee in its sole discretion. Each Award granted under the Plan shall be evidenced by an Award Notice in form and substance approved by the Committee.

6.                  Performance Share Units.

The Committee may from time to time grant Awards to the eligible persons, subject to the terms and conditions of this Section 6 and the Annex applicable to the Plan year or other period in which the Awards are granted.

(a)                Award Date.  The grant date of each Performance Share Unit shall be the date designated by the Committee and specified in the Award Notice as the date on which such Performance Share Unit is granted.

(b)               Vesting.  Awards of Performance Share Units shall vest at the end of the applicable performance period based on the level of achievement, if any, of the applicable performance objectives (as set forth on the Annex applicable to the Plan year or other period in which the Awards are granted). No performance period shall be shorter than three years.

(c)                Forfeiture of Performance Share Units.

Unless otherwise determined by the Committee at any time at or after the date of the Award Notice, if a Participant’s Employment is terminated for any reason prior to the vesting date of the Award, each Performance Share Unit that has not vested as of the date of such termination shall expire and be terminated, provided  that if the Participant’s Employment terminates by reason of the Participant’s death, disability or Retirement at age sixty (60) or more in agreement with the Company, the Committee may, in its sole discretion, allow a pro rata temporis vesting of the Performance Share Unit. Such pro rata temporis vesting will take place at the end of the vesting period and will be determined based on the level of achievement, if any, of the applicable performance objectives (as set forth on the Annex applicable to the Plan year or other period in which the Awards are granted) and the number of days of the performance period which elapsed prior to the termination of employment, as follows:

Number of Performance Share Units which would have vested at the end of the vesting period based on the performance results	x	Number of days between the grant date and the date of termination of Employment due to death, disability or Retirement
Total number of days in the vesting period

7.                  Adjustment Upon Certain Changes.

(a)                Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards in any year pursuant to Section 3 may be adjusted by the Committee in its sole discretion.  In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, including any extraordinary cash dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number of shares of Common Stock with respect to which Awards may be granted.

(b)               Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company or the shareholders, the Committee shall have the right to adjust the number of shares of Common Stock subject to each outstanding Award in its sole discretion.

(c)                Certain Mergers

Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger, consolidation, or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall, to the extent deemed appropriate by the Committee in its sole discretion, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the shares which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d)               Certain Other Transactions

In the event of (1) a dissolution or liquidation of the Company, (2) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (3) a merger, consolidation, or similar transaction involving the Company in which the Company is not the surviving corporation, or (4) a merger, consolidation or similar transaction involving the Company in which the Company is the surviving corporation but in which the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion have the power to:

(i)                 cancel, effective immediately prior to the occurrence of such event, each Award and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee in its sole discretion, of such Award;

(ii)               provide for the exchange of each Award  for an Award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its sole discretion in the number of shares or amount of property subject to the Award or, if appropriate, provide for a cash payment to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; or

(iii)             any combination of (i) or (ii) above. For purposes of clarification, Awards need not be adjusted by the Committee.

(e)                Other Changes

In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in paragraphs (b), (c), or (d), the Committee shall make such adjustments in the number of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f)                No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of Common Stock, the payment of any dividend, any increase or decrease in the number of shares of Common Stock, or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company  of shares of Common Stock, or securities convertible into shares of Common Stock, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock or amount of other property subject to, or the terms related to, any Award.

8.                  Rights Under the Plan.

No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan (including the right to receive dividends) until the date of the issuance of the shares of Common Stock as set out in the Award Notice.  Except as otherwise expressly provided in Section 7 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date on which the Award vests.

Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which it deems to be necessary or appropriate. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

9.                  No Special Employment Rights; No Right to Award.

(a)                Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his Employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such Employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Neither an Award nor any rights arising under the Plan shall constitute an Employment contract with the Company and, accordingly, the Plan and any Award hereunder may be terminated at any time at the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company.

(b)               No person shall have any claim or right to receive an Award hereunder. The Committee’s grant of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

10.              Securities Law Matters.

The Company shall be under no obligation to effect a registration pursuant to the Securities Act or any other national securities laws of any shares of Common Stock to be issued hereunder or to effect similar compliance under any U.S. state laws. Notwithstanding anything herein to the contrary, ArcelorMittal shall not be obligated to take any steps evidencing the issuance of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental agency or regulatory body and the requirements of any securities exchange on which shares of Common Stock are traded.  The Committee may require, as a condition to the settlement of Awards hereunder, that the Participant make such covenants, agreements, and representations as the Committee deems necessary or desirable.

11.              Tax Provisions & Withholding.

(a)                Cash Remittance

Whenever shares of Common Stock are to be issued upon the grant, vesting or settlement of an Award, and whenever any amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy national, federal, state, local, social security or other similar withholding tax requirements, social security or other similar withholdings, if any, attributable to such grant, vesting, or settlement prior to the delivery of such shares or the effectiveness of the lapse of such restrictions or making of such payment. The Company can delay the delivery to a Participant of any Common Stock, to determine the amount of any withholding to be collected and to collect the relevant amount from the Participant and process such withholding.

(b)               Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the  grant, vesting or settlement of an Award, ArcelorMittal shall withhold a number of such shares having a fair market value (as determined by the Committee in its sole discretion) at the applicable date as determined by the Committee to be sufficient to satisfy the national, federal, state, local, social security or other similar withholding tax requirements, if any, attributable to such grant, vesting or settlement but not greater than such withholding obligations. Such election shall be irrevocable, made in writing, and signed by the Participant, shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and shall satisfy the Participant’s obligations under Section 11 hereof, if any. The Company can delay the delivery to a Participant of any Common Stock, cash or other property payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

12.              Amendment or Termination of the Plan.

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan.

Notwithstanding any other provision of the Plan to the contrary, the Committee may authorize the repurchase of any Award by the Company or a third party at any time for such price and on such terms and conditions as the Committee may determine in its sole discretion. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

13.              Transfer Restrictions.

Upon the death of a Participant, outstanding Awards granted to such Participant may be transferred to only the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award shall be effective to bind ArcelorMittal unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant), no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Awards shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights may be transferred to one or more transferees during the lifetime of the Participant but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act specified by the U.S. Securities and Exchange Commission or the laws of any other jurisdiction, including, in particular, Luxembourg).  A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

14.              No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award.  Fractional shares of Common Stock shall be rounded to the nearest whole share (with numbers of 0.5 and above rounded up and numbers less than 0.5 rounded down).

15.              Retirement and Welfare Plans.

Neither Awards made under the Plan nor shares of Common Stock, cash or other property paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified),  welfare benefit plans or severance plans or payments, unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit or except as the Committee may otherwise determine in its sole discretion.

16.              Local Law Supplements.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in any country in which the Company operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)                Determine which Affiliates shall be covered by the Plan;

(b)               Determine which members of the Group Management Board are eligible to participate in the Plan;

(c)                Modify the terms and conditions of any Award to comply with applicable local laws through the addition of country-specific exhibits hereto, provided that such modification does not result in the Participant receiving Awards with economic benefits or vesting provisions in the aggregate that are more favorable than that provided by the general terms of the Plan herein;

(d)               Take any action, before or after an Award is granted, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

17.              Legend.

The book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

18.              Clawback Policies.

Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the

Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its Affiliates at any time to a Participant under this Plan and each Participant, by accepting an Incentive Award pursuant to this Plan, agrees to comply with any Company request or demand for such recoupment.

19.              Severability; Entire Agreement.

If any of the provisions of the Plan, any annex or exhibit to the Plan or any Award Notice is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any annex, exhibit or Award Notice or other agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

20.              Descriptive Headings.

The headings in the Plan and any Annex, Exhibit or Award Notice are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

21.              Governing Law and jurisdiction

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the Grand Duchy of Luxembourg without regard to its conflict of law principles. Luxembourg courts shall have exclusive jurisdiction in all actions, claims and litigation related to the Plan.

22.              Effective Date and Term of Plan.

The Plan was initially adopted and shall be effective as of the Effective Date. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 12, but all Awards made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

ANNEX A

Supplemental Terms for 2013-2014 Group Management Board Performance Share Units Plan

The following share limits and vesting provisions shall apply to all Awards  granted pursuant to the Plan during the period beginning on the Effective Date and ending on the date of the annual general meeting of shareholders of the Company to be held in 2014 (the “2013-2014 Plan Year”).  All other terms and conditions of the Performance Share Units are as set forth in the Plan, including but not limited to Section 6 thereof.

1.         Grant of Awards

The value of the Award shall correspond to 80% of the base salary at the date of the Settlement of the Award for all members of the Group Management Board of the Company with the exception of the Chief Executive Officer for whom the above percentage shall be increased to 100% of the base salary.

For the purpose of the above, the value of the Award shall be calculated by using the relevant exchange rate of the business day preceding the day of the grant (as published in the treasury server https://web-treasury.appliarmony.net/servlet/Serv3?Forme=Form21).

In order to determine the amount of the Award, the Volume-Weighted Average Price of the New York Stock Exchange of the business day (VWAP) preceding the grant shall be used. In order to calculate the number of Performance Share Unit to be granted a mathematic   rounding shall be applied.

2.         Vesting.

(a)                Each Award granted during the 2013-2014 Plan Year shall vest on the three (3) year anniversary of the date on which the Award was granted, subject to the continued active Employment of the Participant through such date and subject to the achievement of the performance targets described hereafter, each of which shall determine the vesting of a specific portion of the Award and therefore shall be calculated separately to determine the total vesting.

(b)               The performance targets for each Award granted during the 2013-2014 Plan Year and the portion of the Award conditioned by each of them shall be as follows:

(i)                 The vesting of fifty percent (50%) of the Award (the “TSR Award”) shall be subject to the Company achievement on Total Shareholder Return (TSR) over the vesting period, one half of which shall be determined by comparing the Company’s TSR to  the median of the average TSR performance of the companies comprising a comparator group defined by the Committee (the “TSR Comparator Group Award Portion”), as measured over the three-year vesting period, and one half of which shall be determined  by comparing the Company’s TSR to  the TSR achieved by all of the companies forming the S&P 500 index (the “TSR S&P 500 Index Award Portion”), and

(ii)               The vesting of the remaining fifty percent (50%) of the Award shall be subject to the Company achievement on Earnings Per Share ratio (EPS) over the vesting period relative to the EPS of the comparator group defined by the Committee (the “EPS Award”).

(c)                The performance targets applicable to the TSR Award and the EPS Award shall be as follows:

(i)                 With respect to the TSR Comparator Group Award Portion, the  threshold level shall be 80% of the median, the targeted level shall be 100% of the median, the stretch level shall be 120% of the median, and the maximum level shall be any TSR above the upper quartile level of the average performance realized by the companies in the comparator group over the three years of the vesting period,

(ii)               With respect to the TSR S&P 500 Index Award, the threshold level shall be 80% of index performance, the targeted level shall be 100% of the index performance, the stretch level shall be 2% better than the index, and the maximum level shall be 5% better than the index.

(iii)             With respect to the EPS Award, the  threshold level shall be 80% of the median, the targeted level shall be 100% of the median, the stretch level shall be 120% of the median, and the maximum level shall be any EPS Award above the upper quartile level of the average performance realized by the companies in the comparator group over the three years of the vesting period,

(d)               At the end of the vesting period the Committee shall determine the level of performance achieved for each of the performance criteria and, for the portion of the awards conditioned by each of them, the Performance Share Units that shall vest and be subject to settlement for the each Participant shall be as follows:

(i)                 No Performance Share Units shall vest if the Committee determines that the achievement reached for the performance target is below the threshold level defined.

(ii)               Performance Share Units shall vest and the Participants shall have the right to the settlement of a number of shares equal to 50% of the Performance Share Units granted if the Committee determines that the achievement reached for the performance target is at the threshold level defined.

(iii)             Performance Share Units shall vest and the Participants shall have the right to the settlement of a number of shares equal to 100% of the Performance Share Units granted if the Committee determines that the achievement reached for the performance target is at the targeted level defined.

(iv)             Performance Share Units shall vest and the Participants shall have the right to the settlement of a number of shares equal to 150% of the Performance Share Units granted if the Committee determines that the achievement reached for the performance target is at the stretch level defined.

(v)               Performance Share Units shall vest and the Participants shall have the right to the settlement of a number of shares up to 200% of the Performance Share Units granted if the Committee determines that the achievement reached for the performance target is above the maximum level defined.

For performance results between threshold and stretch levels and above the maximum level of the performance targets, the Committee shall apply straight-line interpolation and extrapolation to determine the number of Performance Share Units that shall vest and be subject to settlement for the Participants, provided that in no event will a Participant be entitled to settlement of a number of Performance Share Units equal to more than 200% of the Performance Share Units granted to the Participant.

(e)                The Committee shall determine whether the performance criteria have been met within sixty (60) days from the vesting date, and shall inform each Participant of such performance as soon as practicable thereafter.

Vested awards shall be settled by the Company pursuant to the terms of the Plan on or within fourteen (14) days after confirmation that the performance criteria has been met, provided that the Participant has submitted all necessary settlement information prior to such time.

EXHIBIT 1

Terms Applicable to Participants Subject to United States Federal, State or Local Tax in Respect of Performance Share Units Granted Pursuant to the Plan during the 2013-2014 Plan Year

Pursuant to Section 17 of the Plan, the following terms and conditions shall apply to all Awards issued to any Participant who is or may be subject to federal, state or local tax in respect of any Performance Share Units granted pursuant to the Plan during the 2013-2014 Plan Year (a “U.S. Participant”).  With respect to each U.S. Participant, in the event of any conflict between the terms of the Plan and this Exhibit 1, the terms of this Exhibit 1 shall apply.

1.                  Vesting and Settlement.

All Awards granted to U.S. Participants shall be settled within two and one half months (75 calendar days) following the date on which such Award vests.

2.                  Committee Discretion.

With respect to Awards granted to U.S. Participants, the Committee’s authority with respect to leaves of absence as set forth in Section 4(d) of the Plan shall be limited as follows: the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment; provided that, no payment shall be made with respect to any Award that is subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A.

3.                  Payments by the Company.

With respect to Awards granted to U.S. Participants, the Committee may not accelerate the settlement of any Award unless any such acceleration would be permissible under Section 409A of the Code.

4.                  Adjustments Upon Certain Changes.

No provision of Section 9 of the Plan shall be given effect with respect to Awards granted to U.S. Participants, to the extent that such provision would cause any tax to become due under Section 409A of the Code.

5.                  Amendment or Termination of the Plan.

With respect to Awards granted to U.S. Participants, no provision of the Board of Directors’ right to amend or terminate the plan as provided in Section 12 of the Plan shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

6.                  Certain Limitations on Awards to Ensure Compliance with Code Section 409A.

The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly.  In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax due by the Participant under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax.  Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code (including, without limitation, the rights of the Committee pursuant to Section 9(d)) will only be as broad as is permitted by Section 409A of the Code.  Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code.

To the extent that a Participant is not, during the period of time when his or her Award is outstanding, subject to the application of Section 409A of the Code, the limitations contained herein solely to ensure compliance with Section 409A of the Code shall not apply.